CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 29 to Registration Statement No. 333-68740 on Form N-1A of our report dated August 20, 2013, relating to the financial statements and financial highlights of the Diversified Value Fund, Large Cap Value Fund, Mid-Cap Value Fund, Small Cap Value Fund, Global Value Fund, Value Opportunities Fund, Capital Income Fund, and High Yield Fund, each a portfolio of the Hotchkis & Wiley Funds appearing in the Annual Report on Form N-CSR of the Hotchkis & Wiley Funds for the year ended June 30, 2013, and to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP
Costa Mesa, California
August 29, 2013